Exhibit 10.1

FEDERAL HOME LOAN BANK OF INDIANAPOLIS
2016 SUPPLEMENTAL EXECUTIVE THRIFT PLAN

(As Amended and Restated Effective as of January 1, 2021)

Exhibit 10.1

ADOPTION OF THE
AMENDMENT AND RESTATEMENT OF THE
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
2016 SUPPLEMENTAL EXECUTIVE THRIFT PLAN

Pursuant to resolutions adopted by the Board of Directors of the Federal Home Loan Bank of Indianapolis (the “Bank”), the undersigned officers of the Bank hereby adopt the amended and restated Federal Home Loan Bank of Indianapolis 2016 Supplemental Executive Thrift Plan, effective as of January 1, 2021, on behalf of the Bank, in the form attached hereto.
Dated this 25th day of August, 2020.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By: /s/ Dan L. Moore
Dan L. Moore

By: /s/ James L. Logue, III
James L. Logue, III
ATTEST:

By: /s/ Matthew R. St. Louis
Matthew R. St. Louis, Corporate Secretary

Exhibit 10.1

FEDERAL HOME LOAN BANK OF INDIANAPOLIS
2016 SUPPLEMENTAL EXECUTIVE THRIFT PLAN

Exhibit 10.1

Exhibit 10.1

Section 9.3	Spendthrift Clause	11
Section 9.4	Counterparts	11
Section 9.5	No Enlargement of Employment Rights	11
Section 9.6	Limitations on Liability	11
Section 9.7	Incapacity of Participant or Beneficiary	11
Section 9.8	Evidence	11
Section 9.9	Action by Bank	12
Section 9.10	Severability	12
Section 9.11	Information to be Furnished b a Participant	12
Section 9.12	Attorneys' Fees	12
Section 9.13	Binding on Successors	12

Supplement A CLAIMS AND REVIEW PROCEDURES		13
Section A-1	Procedures Governing the Filing of Benefit Claims	13
Section A-2	Notification of Benefit Determinations	13
Section A-3	Manner and Content of Notification of Benefit Determination	13
Section A-4	Appeal of Adverse Benefit Determinations	14
Section A-5	Benefit of Determination on Review	14
Section A-6	Notification of Benefit Determination on Review	14
Section A-7	Manner and Content of Notification of Benefit Determination on Review	14

Exhibit 10.1

ARTICLE I

INTRODUCTION

Section 1.1 Purpose. The purpose of the Federal Home Loan Bank of Indianapolis 2016 Supplemental Executive Thrift Plan (the “Plan”) is to permit certain management or highly compensated employees of the Federal Home Loan Bank of Indianapolis (the “Bank”) to elect to defer compensation from the Bank. It is the intention of the Bank that the Plan constitute a deferred compensation arrangement that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Consequently, the Plan will be administered and its provisions interpreted consistently with that intention.

Section 1.2 Effective Date; Plan Year. The original effective date of the Plan was January 1, 2016. The “Effective Date” of this amendment and restatement of the Plan is January 1, 2021. The “Plan Year” is the 12-month period beginning on each January 1 and ending on the next following December 31.
Section 1.3 Administration. The Plan will be administered by an administrative committee (“Committee”) appointed by the Bank’s Board of Directors (“Board”), which initially will be the Human Resources Committee of the Board. The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed by registered mail, postage paid, to the Corporate Secretary of the Board of Directors, Federal Home Loan Bank of Indianapolis, 8250 Woodfield Crossing Blvd., Suite 400, Indianapolis, Indiana 46240.
Section 1.4 Supplements. The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.
Section 1.5 Definitions. The following terms are defined in the Plan in the following Sections:

Exhibit 10.1

Term	Plan Section

Account	3.7
Adverse Benefit Determination	A-3
Bank	1.1
Basic Contribution	3.5(a)
Benefit Claim	A-1
Board	1.3
Bonus	3.2
Claimant	A-1
Code	1.1
Committee	1.3
Contribution	3.7
Disabled	4.5(b)
Effective Date	1.2
Excess Basic Contribution	3.5(a)
Excess Matching Contribution	3.4(a)
Investment Account	7.2
Matching Contribution	3.4(a)
Participant	2.1
Participant Bonus Deferral Contribution	3.2
Participant Deferral Contribution	3.3
Participant Salary Deferral Contribution	3.1
Plan	1.1
Plan Year	1.2
Salary	3.1
Separation from Service	4.1(c)
Supplemental Contribution	3.6
Termination of Employment	4.1(c)
Thrift Plan	2.1
Trust	7.1
Unforeseeable Emergency	3.3(e)
ARTICLE II
ELIGIBILITY AND PARTICIPATION
Section 2.1 Eligibility. Any employee of the Bank who is a participant in the Federal Home Loan Bank of Indianapolis Retirement Savings Plan (“Thrift Plan”), or who is not a member of the Thrift Plan because the employee has not yet met the Thrift Plan service requirement, is eligible to become a “Participant” in the Plan, provided the employee is designated as a Participant by the Board in writing. Any employee of the Bank who is a member of the Thrift Plan or who is not a member of the Thrift Plan because the employee has not yet met the Thrift Plan service requirement, and who is an officer with a title of First Vice President or a higher officer level, is automatically eligible to become a Participant without the need for designation by the Board.
Section 2.2 Participation. A designated employee or otherwise eligible employee will become a Participant as of the later of the Effective Date, the date specified by the Board, or the date the employee satisfies the automatic eligibility provisions described in Section 2.1. A Participant may be removed as an active Participant

Exhibit 10.1

by the Board effective as of any date, so that the Participant will not be entitled to make deferrals under Article III on or after that date.
ARTICLE III
CONTRIBUTIONS AND ALLOCATIONS
Section 3.1 Participant Salary Deferral Contributions. Subject to the terms and limitations of this Article, a Participant may elect, pursuant to Section 3.3, to have all or a portion of the Participant’s Salary payable in any Plan Year withheld by the Bank and credited as a “Participant Salary Deferral Contribution” under the Plan. The term “contribution” is used for ease of reference; however, contributions are merely credits to each Participant’s Account, which is a bookkeeping account. The term “Salary,” for purposes of the Plan, means a Participant’s base salary or wages and other cash compensation designated by the Committee as eligible compensation that is payable by the Bank, including amounts paid under the Sales Incentive Plan or an equivalent successor plan (excluding any annual bonus), plus the amount of any salary reduction contributions made on behalf of the Participant under the Plan or under the Thrift Plan or a plan that qualifies under Code Section 125 that would have been reported as taxable income on Form W-2 for that year but for the Participant’s deferral election and that is not deferred from a Participant’s Bonus.
Section 3.2 Participant Bonus Contributions. Subject to the terms and limitations of this Article, a Participant may elect, pursuant to Section 3.3, to have all or a portion of the Participant’s Bonus payable for any Plan Year withheld by the Bank and credited as a “Participant Bonus Deferral Contribution” under this Plan. The term “Bonus” for purposes of this Plan means the annual bonus payable to a Participant under the Bank’s Incentive Compensation Plan, Employee Incentive Plan or Internal Audit Incentive Plan or any equivalent successor plans that, at a minimum, have a performance period of at least 12 months.
Section 3.3 Deferral Elections. “Participant Deferral Contributions” (including Participant Salary Deferral Contributions and Participant Bonus Deferral Contributions) will be withheld from a Participant’s compensation in accordance with the following terms and conditions.

(a)
Requirement for Deferral Elections. As a condition to the Bank’s obligation to withhold and the Committee’s obligation to credit Participant Deferral Contributions for the benefit of a Participant pursuant to Section 3.1 or 3.2, the Participant must complete and file a deferral election form with the Committee (in a format prescribed by the Committee).

(b)	Timing of Execution and Delivery of Elections.

(i)
Salary. To be effective to defer any portion of a Participant’s Salary, a deferral election form must be filed with the Committee with respect to that Salary on or prior to the last day of the calendar year preceding the Plan Year in which the services giving rise to the Salary are performed. For example, to defer Salary payable with respect to services performed during the 2021 Plan Year, an election must be filed on or before December 31, 2020.

(ii)
Bonuses. Notwithstanding the preceding subsection, a deferral election form may be filed with the Committee with respect to a Bonus until a date that is no later than six months before the end of the performance period for which the Bonus is payable, if the Bonus is not readily ascertainable (i.e., both substantially certain to be paid and calculable) at the time of the election. Such deferral election for a Bonus may be made only by a Participant who has performed services for the Bank continuously from the later of the beginning of the performance period, or the date the performance criteria for the Bonus are established through a date no earlier than the date on which the

Exhibit 10.1

Participant makes the deferral election applicable to the Bonus. A deferral election form for a Bonus attributable to the 2021 calendar year, payable in early 2022, may be filed on or before June 30, 2021, so long as the Bonus is not readily ascertainable by that date and so long as the Participant has performed services continuously from the later of January 1, 2021 or the date the performance criteria are established through the date the deferral election for the Bonus is filed with the Committee.

(c)
Initial Eligibility. In the case of the first Plan Year in which an individual becomes a Participant, the applicable deferral election form may be filed with the Committee at any time within 30 days of the date the individual becomes a Participant (rather than the date specified under subsection (b)). This initial election will only apply to Salary or a Bonus paid for services performed after the filing of the deferral election form. This special initial eligibility election rule will not apply if the Participant is or has been a participant in a deferred compensation arrangement required to be aggregated with this Plan under the rules of Section 409A.

(d)
Modification of Deferral Elections. Subject to the provisions of subsection 3.3(e), once made for a Plan Year, a deferral election will remain in effect for that Plan Year, unless and until the election is revoked or a new election filed. The revocation or new election must be filed in accordance with the requirements of subsection (b) above. No election may be changed for Salary or a Bonus after the last day of the election period described in subsection (b). For example, any election in place for 2021 Salary may not be changed after December 31, 2020, except as provided in subsections 3.3(e) and (f).

(e)
Unforeseeable Emergency. The Committee, in its sole discretion, may cancel a Participant’s election to defer Salary or Bonus if the Committee determines the Participant has suffered an Unforeseeable Emergency. The cancellation will apply to the period after the Committee’s determination. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. An “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An Unforeseeable Emergency will also be deemed to occur for purposes of cancellation of a Participant’s election to defer Salary or a Bonus if a Participant receives a hardship withdrawal from the Thrift Plan pursuant to Code Section 401(k) and Treasury Regulation §1.401(k)-1(d)(3).

(f)
Disability. The Committee, in its sole discretion, may cancel a Participant’s election to defer Salary or a Bonus if the Committee determines that the Participant has suffered a disability, where such cancellation occurs by the later of the end of the taxable year of the Participant, or the 15th day of the third month following the date the Participant incurs a disability. For purposes of this subsection, a “disability” refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

Section 3.4 Excess Matching Contributions.

Exhibit 10.1

(a)	Amount of Contribution. The Bank will make “Excess Matching Contributions” each Plan Year in an amount equal to the difference between (i) and (ii) below:

(i)
The Matching Contributions which would have been allocated to the Participant’s account under the Thrift Plan for the Plan Year if the Participant Salary Deferral Contributions (but not Participant Bonus Deferral Contributions) were made to the Thrift Plan rather than this Plan. However, the amount in the previous sentence will be limited to an amount equal to the Participant’s Salary unreduced for Participant Deferral Contributions under this Plan for the Plan Year multiplied by the maximum matching percentage applicable to the Participant under the Thrift Plan for that Plan Year.

(ii)	The amount of Matching Contribution actually allocated to the Participant’s account under the Thrift Plan for the Plan Year.

A “Matching Contribution” is the employer matching contribution made to the Thrift Plan by the Bank and allocable to a Participant’s account under the Thrift Plan by reason of the Participant’s contributions made thereunder.

(b)
Additional Matching Contribution. In addition to the Excess Matching Contribution specified in subsection (a), the Bank may make an additional Excess Matching Contribution to a Participant’s Account at any time prior to the March 15th following the Plan Year to which the Excess Matching Contribution is attributable, as determined by the Board, in its sole discretion.

(c)
Allocation. An Excess Matching Contribution contributed for the benefit of a Participant for a Plan Year will be credited to a Participant’s Account at the time the Bank would have made such contribution as a Matching Contribution under the Thrift Plan.

Section 3.5 Excess Basic Contributions

(a)
Amount of Contributions. The Bank will make “Excess Basic Contributions” to the Participant who is eligible to receive Basic Contributions under the terms of the Thrift Plan for a Plan Year in an amount equal to the difference, if any, between (i) and (ii) below:

(i)	The Basic Contributions which would have been allocated to the Participant’s account under the Thrift Plan for the Plan Year if such contributions were allocated:
(1) as if the Participant did not participate in this Plan; and
(2) without application to benefit or compensation limits imposed by the Code.

(ii)	The amount of Basic Contributions actually allocated to the Participant’s account under the Thrift Plan for the Plan Year.
A “Basic Contribution” is the employer basic contribution made to the Thrift Plan by the Bank and allocable to a Participant’s account under the Thrift Plan.

(b)
Allocation. An Excess Basic Contribution contributed for the benefit of a Participant for a Plan Year will be credited to a Participant’s Account at the time the Bank would have made such contribution as a Basic Contribution under the Thrift Plan.

Section 3.7 Plan Account. The Committee will establish and maintain an “Account” on the Bank’s records under the Plan for each Participant and will increase and decrease a Participant’s Account as provided in Section 3.9. All contributions to a Participant’s Account pursuant to Sections 3.1, 3.2, 3.3, 3.4, 3.5 and/or 3.6 are collectively referred to as a “Contribution.”

Exhibit 10.1

Section 3.8 Investment Credits. A Participant’s Account will be increased or decreased to reflect the increase or decrease in the value of the Investment Account established for the Participant pursuant to Section 7.2.
Section 3.9 Account Allocations. As of each accounting date, each Participant’s Account will be:

(a)	increased by the amount credited to the Account under Section 3.1 through Section 3.6 since the last accounting;

(b)	increased or decreased by the amount determined under Section 3.8 since the last accounting; and

(c)	decreased by any payment made under Article IV.

The accounting date under this Section will be any date determined by the Committee. However, the accounting required under this Section must be made, at a minimum, as of the last day of each Plan Year quarter.
Section 3.10 Military Service. Notwithstanding any provision of this Plan to the contrary, contributions and benefits with respect to qualified military service will be provided in accordance with Code Section 414(u).
ARTICLE IV

BENEFIT PAYMENTS

Section 4.1 Time of Payment Benefits. Except as provided in Section 4.5 through 4.7, a Participant will receive or will begin to receive payment of all or a portion of his or her Account balance within 90 days following the date specified for payment or the commencement of payment effectively elected by the Participant, as provided in this Section. If no election is made or if the election is not timely or properly made, distribution will be made within 90 days of a Separation from Service.

(a)
Timing of Execution and Delivery of Payment Election. A Participant may elect the date Contributions for a Plan Year will be paid or will begin to be paid by completing and filing with the Committee an election form approved by the Committee. In lieu of specifying a date certain, a Participant may elect to have payment made or commenced within a specified period of time following the date the Participant experiences a Separation from Service. To be effective, the election under this Section must be filed with the Committee no later than the later of the time the Participant makes a deferral election under the Plan for a Plan Year (or under any other plan required to be aggregated with the Plan pursuant to the requirements of Code Section 409A). For example, to make a payment election with respect to Contributions paid during the 2021 Plan Year, an election must be filed on or before December 31, 2020.

(b)
Initial Eligibility. In the case of the first Plan Year in which an individual becomes a Participant, the applicable payment election form may be filed with the Committee at any time within 30 days of the date the individual becomes a Participant (rather than the date specified under subsection 4.1(a)). This initial election will only apply to compensation for services performed after the filing of the payment election form. This special initial eligibility election rule will not apply if the Participant is or has been a participant in a deferred compensation arrangement required to be aggregated with this Plan under the rules of Section 409A.

(c)
Modification of Elections. An election as to the date payment will be made or commenced may be modified by a Participant by filing a new election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed, (ii) the single lump sum payment or the commencement of installment payments will be delayed for a period of not less than five years from the date the payment or first payment would otherwise have

Exhibit 10.1

been made, and (iii) the new election is filed with the Committee at least 12 months prior to the date of the first scheduled payment under the Plan.

(d)
Separation from Service. “Separation from Service” means the date on which the Participant dies, retires or otherwise experiences a Termination of Employment with the Bank; provided, however, a Separation from Service does not occur if the Participant is on military leave, sick leave, or other “bona fide leave of absence” if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Bank is provided either by statute or by contract. For purposes of this subsection, a leave of absence constitutes a “bona fide leave of absence” only if there is a reasonable expectation that the Participant will return to perform services for the Bank. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. An Employee will incur a “Termination of Employment” when a termination of employment is incurred under Treasury Regulation §1.409A-1(h)(ii).

Section 4.2 Method of Payment. Except as provided in Sections 4.5 through 4.7, all or a portion of a Participant’s Account will be distributed in cash in one of the following methods effectively elected by the Participant:

(a)	A single lump sum payment;

(b)	Annual installment payments over a period of two to 10 years; or

(c)	A combination of the methods specified in subsections (a) and (b).

However, if the Participant Account is less than $10,000, then the entire Account will be paid in a single lump sum payment regardless of any Participant election to the contrary.
Section 4.3 Method of Payment Elections.

(a)
Initial Election. A Participant may elect the manner in which all or a portion of his or her Account balance will be paid to him or her under Section 4.2 in accordance with the terms and conditions of this Section. To make an election a Participant must file an election with the Committee (on a form or forms prescribed by the Committee). To be effective, the election under this Section must be filed with the Committee no later than the later of the time the Participant makes a deferral election under the Plan for a Plan Year (or under any other plan required to be aggregated with the Plan pursuant to the requirements of Code Section 409A). If no election is made or if the election is not timely or properly made, distribution will be made in the form of a single lump sum payment.

(b)
Change of Method of Payment Election. An election as to the manner of payment may not be changed after the payment has been made or payments have commenced. Prior to that time, a Participant may change his or her election by filing a new election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the single lump sum payment or the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise

Exhibit 10.1

have been made; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment under the Plan.

(c)
Installments. If installment distributions are elected, the initial installment amount will be the Account balance otherwise payable in a single sum multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of installment payments. Subsequent installments will also be a fraction of the unpaid Account balance, the numerator of which is always one but the denominator of which is the denominator used in calculating the previous installment minus one. For example, if five installment payments are elected, the initial installment will be one-fifth of the single sum Account balance, the second installment will be one-fourth of the remaining Account balance, the third installment will be one-third of the remaining Account balance, and so on.

Section 4.4 Vesting. A Participant will be fully “vested” in his or her Account balance at all times.

Section 4.5 Disability and Death. In the event a Participant Separates from Service due to the Participant’s Disability or if the Participant dies or becomes Disabled before he or she has received his or her entire Account balance, the unpaid balance will be paid to the Participant, or in the event of his or her death to his or her designated beneficiary or beneficiaries, in a single lump sum within 90 days of a determination by the Committee that the Participant is Disabled or within 90 days of the Participant’s death.

(a)
Beneficiary Designations. A Participant may designate a beneficiary or beneficiaries to receive any amount payable under this Section as a result of his or her death. A Participant may change his or her designation of beneficiaries at any time by filing with the Committee a written notice of the change on a form approved by the Committee. Each beneficiary designation filed with the Committee will cancel all previously filed beneficiary designations. If no designation is in effect on the Participant’s death, or if the designated beneficiary does not survive the Participant, his or her beneficiary will be his or her surviving spouse, if any, and then his or her estate.

(b)
Disabled. A Participant is “Disabled” for purposes of the Plan if the Participant in question is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant who, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by an Employer will be deemed to be Disabled. The Committee will be the sole and final judge of whether a Participant is Disabled for purposes of this Plan, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.

Section 4.6 Unforeseeable Emergency. In the event the Committee determines in its sole discretion that a Participant has experienced an Unforeseeable Emergency, as defined in subsection 3.3(e), all or a portion of a Participant’s Account may be distributed in a single lump sum no later than 90 days after the Committee’s determination. The Participant must submit a signed statement of the facts causing the severe financial hardship and any other information required by the Committee, in its sole discretion. Payment under this Section is subject to the following conditions:

(a)
The emergency must not be able to be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.

Exhibit 10.1

(b)
The amount of the distribution must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution) and must take into account any additional compensation available due to cancellation of a deferral election under subsection 3.3(e). However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the unforeseeable emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the unforeseeable emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Treasury Regulation §1.409A-6. The payment may be made from any plan in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the plan under which the payment was made must be designated at the time of payment.

Section 4.7 Acceleration of Time of Payment. Except as provided in this Article or Treasury Regulation §1.409A-3(j)(4), the time or schedule of payment of a Participant’s Account may not be accelerated.

ARTICLE V

PLAN ADMINISTRATION

Section 5.1 Appointment of the Committee. The Committee, or a duly authorized officer or officers of the Bank empowered by the Committee to act on its behalf under sub-section 5.2(e), will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details; provided that the power to determine eligibility pursuant to Article II is reserved to the Board.

Section 5.2 Powers and Responsibilities of the Committee.

(a)
The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Article VI and Supplement A, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.

(b)
Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan, and for purposes of determining the amount of contributions that may be made on behalf of the Participant under the Plan.

(c)
Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant or beneficiary, the Bank or the legal counsel of the Bank.

(d)
Application for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.

Exhibit 10.1

(e)
Delegation. The Committee may authorize one or more officers of the Bank to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer will have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.

Section 5.3 Liabilities. The individual members of the Committee will, in accordance with the Bank’s by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder.

Section 5.4 Income and Employment Tax Withholding. The Bank will be responsible for withholding from the Participant’s Salary or Bonus, from the contribution to the Plan, or from the distribution of the Participant’s benefit under the Plan, of all applicable federal, state, city and local taxes.

Section 5.5 Disclosure to Participant Upon Separation from Service. Within 90 days of a Participant’s Separation from Service or a termination of the Plan, the Bank will provide the Participant a comprehensive statement setting forth the value of the Participant’s benefit and the date and manner in which such benefit, plus earnings or minus losses, will be paid out to the Participant and stating that the Participant’s benefit is a liability of the Bank.

Section 5.6 Plan Expenses. The Expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.

ARTICLE VI

BENEFIT CLAIMS

While a Participant or beneficiary need not file a claim to receive his or her benefit under the Plan, if he or she wishes to do so, a claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a review of the denial of a claim for benefits by filing a written request with the Committee. The Committee will afford the claimant a full and fair review of such request. The claim and claim review process will be conducted in accordance with the provisions of Supplement A.
ARTICLE VII
FUNDING AND TRANSFERS
Section 7.1 Unfunded Status. All contributions credited to a Participant’s Account will be invested in an irrevocable “rabbi trust” (the “Trust”) to provide for the benefits created by the Plan. The Trust will be maintained in such a fashion that the Plan at all times for purposes of ERISA and the Code will be unfunded and will constitute a mere promise by the Bank to make Plan benefit payments in the future. Any and all rights created under this Plan will be unsecured contractual rights against the Bank.
Section 7.2 Investments. Subject to the provisions of Section 7.1, the Bank will establish an investment account for each Participant under the Trust (the “Investment Account”). The Investment Account will, consequently, at all times remain an asset of the Bank and will be subject to the claims of the Bank’s general creditors. A Participant may request that the Investment Account be allocated among available investment options established by the Committee or the Board from time to time under the Investment Account. The initial allocation request may be made at the time of enrollment. Investment allocation requests will remain effective until changed in accordance with procedures established by the Committee.
ARTICLE VIII
AMENDMENT AND TERMINATION OF THE PLAN

Exhibit 10.1

Section 8.1 Amendment of the Plan. The Bank may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce a Participant’s Account balance as determined on the day preceding the effective date of the amendment or to otherwise retroactively impair or adversely affect the rights of a Participant or beneficiary.
Section 8.2 Termination of the Plan. The Bank may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that had accrued prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law. The Plan will be construed, regulated and administered according to the laws of the State of Indiana, without reference to that state’s choice of law principles, except in those areas preempted by the laws of the United States of America in which case the federal laws will control.

Section 9.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

Section 9.3 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or a Participant’s beneficiary, either voluntarily or involuntarily.

Section 9.4 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

Section 9.5 No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause.

Section 9.6 Limitations on Liability. Notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of a Bank will be liable to a Participant or any beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.

Section 9.7 Incapacity of Participation or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan.

Section 9.8 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Exhibit 10.1

Section 9.9 Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board or by a person or persons authorized by resolution of the Board.

Section 9.10 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

Section 9.11 Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.

Section 9.12 Attorneys' Fees. If any action is commenced to enforce the provisions of the Plan, payment of attorneys’ fees will be governed by the terms set forth in the mandatory “Agreement to Arbitrate” entered into between the Bank and the Participant.

Section 9.13 Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” will refer to such other organization and the Plan will continue in full force and effect.

Exhibit 10.1

SUPPLEMENT A

CLAIMS AND REVIEW PROCEDURES

Section A-1 Procedures Governing the Filing of Benefit Claims. All Benefit Claims must be filed on the appropriate claim forms available from the Committee or in accordance with the procedures established by the Committee for claim purposes. The term “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, that complies with the Plan’s procedures for making benefit claims. The term “Claimant” means a Participant, a Surviving Spouse of a Participant, a Beneficiary, or an Alternate Payee, who is claiming entitlement to the payment of any benefit payable under the Plan.

Section A-2 Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with Section A-3, of the Plan’s benefit determination within a reasonable period of time after receipt of a Benefit Claim, but not later than 90 days (45 days in the case of a Disability Claim) after receipt of the Benefit Claim by the Plan.

If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.
In the case of a Disability Claim, the extension period will not exceed 30 days, unless prior to the end of first 30-day extension period, the Committee determines that, due to matters beyond its control, a decision cannot be rendered within the extension period, in which case the period for making the determination may be extended for an additional 30 days. Every Disability Claim notice will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, the additional information needed to resolve those issues and the Claimant’s right to provide the specified information within 45 days. If the extension is in effect due to the Claimant’s failure to submit information necessary to decide a Disability Claim, the period for making the benefit determination will be tolled from the date on which the notice of the extension is sent to the Claimant until the date on which the Claimant responds to the request for information. The term “Disability Claim” means a request for a Plan benefit made by a Claimant due to the purported Total and Permanent Disability of a Plan Participant.
Section A-3 Manner and Content of Notification of Benefit Determinations. All notices given by the Committee will be given to a Claimant, or to his or her authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (ii), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:

(a)	The specific reasons for the adverse determination;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

(c)	A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary;

(d)
For a Disability Claim, the identification of any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied upon; and

(e)	A description of the Plan’s review procedures and the time limits applicable to such procedures.

Exhibit 10.1

The term “Adverse Benefit Determination” means a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, any benefit payable under the Plan.
Section A-4 Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his or her authorized representative must file on his or her behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days (180 days for a Disability Claim) after receiving the determination.
The written request for a review must be filed with the Committee. Upon receiving the written request for review, the Committee will advise the Claimant, or his or her authorized representative, in writing that:

(a)	The Claimant, or his or her authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and

(b)
The Claimant will be provided, upon request of the Claimant or his or her authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.

Section A-5 Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by an appropriate named fiduciary of the Plan. In the case of a Disability Claim, the named fiduciary will not be: (i) the party who made the Adverse Benefit Determination that is the subject of the appeal, nor (ii) the subordinate of that party. In performing this review for a Disability Claim, the named fiduciary will take into account all comments, documents, records, and other information submitted by the Claimant (or the Claimant’s authorized representative) relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination, and will not afford deference to the initial Adverse Benefit Determination. For a Disability Claim, the named fiduciary will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not consulted in connection with the Adverse Benefit Determination and who is not the subordinate of such an individual if the named fiduciary believes that such a consultation is necessary to properly complete the review process.

Section A-6 Notification of Benefit Determination on Review. The Committee will notify a Claimant, in accordance with Section A-7, of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days (45 days in the case of a Disability Claim) after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the named fiduciary, the Claimant will be notified, prior to the termination of the initial 60-day (or 45 day) period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days (90 days in the case of a Disability Claim) after receipt of a request for review; provided, however, in the case of a Plan with a Committee or other group designated as the appropriate named fiduciary that holds regularly scheduled meetings at least quarterly, the time limit of this Section will be modified in accordance with 29 CFR 2560.503-1(i)(1)(ii) or 29 CFR 2560.503-1(i)(3)(ii), whichever is applicable.

If the extension period is in effect for a Disability Claim but the extension is due to the Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review will be tolled from the date on which notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.
Section A-7 Manner and Content of Notification of Benefit Determination on Review. The Committee will provide a Claimant with notification of its benefit determination on review in a method described in Section A-3.
In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:

Exhibit 10.1

(a)	The specific reasons for the adverse determination on review;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;

(c)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.